Exhibit 99.1

Investor Relations Contact:

David J. Rodgers, Senior VP and Chief Financial Officer

(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE FOURTH QUARTER AND

TWELVE MONTHS OF FISCAL 2011 AND ANNOUNCES $50 MILLION SHARE REPURCHASE PROGRAM

MILWAUKEE, August 11, 2011/PRNewswire/ —

Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its fourth fiscal quarter and year ended July 3, 2011.

Highlights:

•

Fiscal 2011 consolidated net sales were $2.1 billion, an increase of 4.0% from fiscal 2010. Fourth quarter fiscal 2011 consolidated net sales were $605.2 million, or 1.7% lower than the fourth quarter of fiscal 2010.

•

Fiscal 2011 consolidated net income of $24.4 million declined by $12.3 million from fiscal 2010. Fourth quarter fiscal 2011 consolidated net loss of $17.8 million declined by $36.0 million from net income reported in the fourth quarter of fiscal 2010.

•	The company recorded a non-cash goodwill impairment charge of $49.5 million during the fourth quarter of fiscal 2011 related to the Power Products segment.

•	Adjusted consolidated net income for fiscal 2011 was $63.2 million, which was 14.4% higher than fiscal 2010 adjusted consolidated net income.

•	Adjusted consolidated net income for the fourth quarter of fiscal 2011 was $16.5 million, which was lower by $1.7 million or 9.2% compared to fiscal 2010 consolidated net income.

•	Board of Directors authorizes $50 million share repurchase program.

•	Net debt decreased in fiscal 2011 by $71.5 million.

“We are pleased with our fiscal 2011 results when considering the significant challenges that have confronted the U.S. lawn and garden market,” commented Todd J. Teske, Chairman, President & Chief Executive Officer of Briggs & Stratton. “Sales growth in our international markets continued through the fourth quarter of fiscal 2011. This diversification of our customer base helped us deliver 14.4% growth in adjusted consolidated net income in a year that the North American consumer lawn and garden market has declined double-digits.” Teske continued, “The Board’s authorization of a $50 million share repurchase program reflects continued confidence in our strategy, the long-term prospects of the business and our commitment to increase shareholder value. Our business continues to generate healthy cash flow, which allows us to opportunistically repurchase common shares while maintaining the flexibility to make strategic investments as we grow our business.”

Consolidated Results:

Consolidated net sales for the fourth quarter of fiscal 2011 were $605.2 million, a decrease of $10.4 million or 1.7% when compared to the same period a year ago. The fiscal 2011 fourth quarter consolidated net loss was $17.8 million or $0.36 per diluted share. The fourth quarter of fiscal 2010 consolidated net income was $18.2 million or $0.36 per diluted share.

Included in consolidated net income for the fourth quarter of fiscal 2011 was a $49.5 million non-cash pre-tax charge associated with the impairment of Power Products segment goodwill ($34.3 million after tax or $0.68 per diluted share). After considering the impact of the non-cash goodwill impairment, adjusted consolidated net income for the fourth quarter of fiscal 2011 was $16.5 million or $0.32 per diluted share, which was lower by $1.7 million or $0.04 per diluted share compared to fiscal 2010 consolidated net income of $18.2 million or $0.36 per diluted share. The impairment charge is a non-cash expense that did not adversely affect the company’s debt position, cash flow, liquidity or compliance with financial covenants under its credit facilities. No impairment charges were recorded within the Engines segment.

Consolidated net sales for fiscal 2011 were $2.1 billion, an increase of $82.1 million or 4.0% when compared to the same period a year ago. Fiscal 2011 consolidated net income was $24.4 million or $0.48 per diluted share. Fiscal 2010 consolidated net income was $36.6 million or $0.73 per diluted share.

Included in consolidated net income for fiscal 2011 was the aforementioned $49.5 million non-cash pre-tax charge associated with the impairment of Power Products segment goodwill ($34.3 million after tax or $0.68 per diluted share), a $3.5 million pre-tax charge ($2.2 million after tax or $0.04 per diluted share) related to previously announced organization changes and $3.9 million of additional pre-tax costs ($2.4 million after tax or $0.05 per diluted share) associated with the redemption premium of the 8.875% Senior Notes and the write-off of the related deferred financing costs. Included in consolidated net income for fiscal 2010 was a litigation settlement of $30.6 million ($18.7 million after-tax or $0.37 per diluted share). After considering the impact of items related to the goodwill impairment, organization changes, debt redemption and litigation settlement, adjusted consolidated net income for fiscal 2011 was $63.2 million or $1.25 per diluted share, which was higher by $8.0 million or $0.15 per diluted share compared to fiscal 2010 adjusted consolidated net income of $55.3 million or $1.10 per diluted share.

Engines Segment:

	Fourth Quarter		Twelve Months
(Dollars in Thousands)	2011	2010	2011	2010
Engines Income from Operations	$28,090	$28,046	$120,402	$83,521
Organization Changes Charge	—	—	559	—
Litigation Settlement	—	—	—	30,600

Adjusted Engines Income from Operations	$28,090	$28,046	$120,961	$114,121

Engines Segment fiscal 2011 fourth quarter net sales were $392.3 million, which was $19.2 million or 4.7% lower than the same period a year ago. This decrease in net sales was driven by approximately 13% lower shipment volumes compared to last year, due to lower sales to domestic OEMs as a result of unfavorable weather conditions in North America that have hampered the lawn and garden selling season, offset by improved engine pricing, a favorable mix of product shipped that reflected proportionally larger volumes of units used on commercial and riding lawn and garden equipment, and the favorable impact of foreign currency.

The Engines Segment gross profit was $84.0 in the fourth quarter of fiscal 2011, a decrease of $3.9 million from the fourth quarter of fiscal 2010. Gross profit decreased primarily due to lower net sales, higher commodity costs and increased manufacturing wages and benefits including a $2.3 million increase in pension benefits expense, partially offset by lower manufacturing spending, improved absorption on 7.0% higher volume of units produced, improved engine pricing and a $2.7 million foreign currency benefit.

The Engines Segment engineering, selling, general and administrative expenses were $55.9 million in the fourth quarter of fiscal 2011, a decrease of $3.9 million from the fourth quarter of fiscal 2010. This reduction was primarily due to lower salaries expense partially offset by an increase in pension benefits expense of $1.9 million. Fiscal 2010 fourth quarter salaries expense included $1.5 million related to the restoration of temporary reductions in salaries and 401(k) match that were implemented in the first half of fiscal 2010.

Engines Segment net sales for fiscal 2011 were approximately $1.4 billion, which was $39.1 million or 2.9% higher than the same period a year ago despite a 2.1% decline in total unit shipment volumes. This increase from the same period last year was primarily due to higher international engine unit shipments, a favorable mix of product shipped that reflected proportionately larger volumes of units used on commercial applications, improved engine pricing and a $4.7 million foreign currency benefit, partially offset by reduced engine shipments primarily to customers in North America.

The Engines Segment gross profit was $319.6 million for fiscal 2011, an improvement of $19.3 million compared to fiscal 2010. This improvement was due to higher net sales, a favorable mix of products shipped, improved engine pricing, increased manufacturing efficiencies, a $5.4 million foreign currency benefit and increased absorption on 4.0% higher production volumes, partially offset by higher commodity costs and increased manufacturing wages and benefits, including a $9.6 million increase in pension benefits expense.

The Engines Segment engineering, selling, general and administrative expenses were $199.2 million in fiscal 2011, an increase of $13.1 million from fiscal 2010. The increase was due to higher international selling expenses and increased salaries and benefits, which include a $7.2 million increase in pension benefits expense.

Power Products Segment:

	Fourth Quarter		Twelve Months
(Dollars in Thousands)	2011	2010	2011	2010
Power Products Income (Loss) from Operations	$(55,974)	$908	$(73,512)	$(7,707)
Goodwill Impairment Charge	49,450	—	49,450	—
Organization Changes Charge	—	—	2,978	—

Adjusted Power Products Income (Loss) from Operations	$(6,524)	$908	$(21,084)	$(7,707)

Power Products Segment fiscal 2011 fourth quarter net sales were $257.5 million, consistent with net sales of the same period a year ago. Fourth quarter results were primarily impacted by increased sales in our Australian and European markets as well as a $2.6 million foreign currency benefit. In the North American market, reduced shipment volumes of pressure washers and lawn and garden equipment were partially offset by increased shipments of portable generators. Sales of portable generators were favorably impacted by storm activity in the southern U.S. during the fourth quarter of 2011.

The Power Products Segment gross profit was $22.2 million for the fourth quarter of fiscal 2011, a decrease of $6.6 million from the fourth quarter of fiscal 2010. The decrease over the prior year was primarily attributable to higher manufacturing spending and increased sales allowances offered to our customers, partially offset by a favorable mix of unit shipments of premium dealer lawn and garden products and a $2.2 million foreign currency benefit. The increased manufacturing spending was associated with rising commodity costs, increased warranty expense and increased freight expense.

The Power Products Segment fiscal 2011 fourth quarter engineering, selling, general and administrative expenses of $28.7 million increased by $0.8 million from the fiscal 2010 fourth quarter primarily due to higher international selling expenses.

Power Products Segment net sales for fiscal 2011 were $879.0 million, which was $35.3 million or 4.2% higher than the same period a year ago. This improvement was primarily due to increased sales in our Australian and European markets, partially offset by reduced unit shipment volumes of lawn and garden equipment, pressure washers and portable generators in the domestic market.

The Power Products Segment gross profit was $77.4 million for fiscal 2011, a decline of $9.0 million compared to fiscal 2010. The decline between years resulted from higher manufacturing spending and budget conscious customers purchasing lower margin units, partially offset by increased sales of premium dealer lawn and garden products, slightly increased pricing, and a $7.2 million foreign currency benefit. The increase in manufacturing spending relates to higher commodity costs, manufacturing inefficiencies in the first half of the fiscal year in launching new products and increased warranty, and increased freight expenses, partially offset by $8.0 million in incremental cost savings associated with the closure of our Jefferson, Wisconsin manufacturing facility in fiscal 2010.

The Power Products Segment fiscal 2011 engineering, selling, general and administrative expenses of $101.5 million increased by $7.3 million in fiscal 2011 primarily related to increased international selling expenses, $1.7 million of unfavorable foreign currency and previously announced organization change costs of $3.0 million.

Corporate Items:

As previously announced, in December 2010 the company issued $225 million aggregate principal amount of 6.875% Senior Notes due December 2020. Net proceeds were primarily used to redeem the remaining outstanding principal of the 8.875% Senior Notes due March 2011.

Interest expense was lower for the fourth quarter of fiscal 2011 due to lower average outstanding borrowings and the reduced interest rate associated with the refinanced Senior Notes. Interest expense was lower for fiscal 2011 due to lower average outstanding borrowings and the reduced interest rate associated with the refinanced notes, partially offset by $3.9 million of pre-tax charges related to the redemption premium on the 8.875% Senior Notes and the write-off of related deferred financing costs.

The effective tax rate was 37.3% and 28.2% for the fourth quarter of fiscal 2011 and 2010, respectively. The effective tax rate was 24.0% and 25.4% for fiscal 2011 and fiscal 2010, respectively. The current year income tax benefit includes $15.1 million of income tax benefit related to the $49.5 million non-cash goodwill impairment charge. Approximately $10.6 million of the goodwill impairment was related to non-deductible goodwill associated with past stock acquisitions for which a tax benefit was not recorded. The remaining goodwill impairment generated the $15.1 million of tax benefit. Due to the significant impact the impairment charge had on the effective tax rate, the Company believes the tax benefit and the effective tax rate excluding the $49.5 million impairment charge are more meaningful comparisons to last year’s comparable period. Excluding the non-cash goodwill impairment charge, the effective tax rate was 21.5% and 28.2% for the fourth quarter of fiscal 2011 and 2010, respectively. The effective tax rate was 28.0% and 25.4% for fiscal 2011 and fiscal 2010, respectively. The quarterly and annual fluctuations reflect the impact of changes in foreign earnings at different tax rates, the taxation of dividends from foreign operations as well as the resolution of certain tax matters.

Financial Position:

Net debt at July 3, 2011 was $18.4 million (total debt of $228.0 million less $209.6 million of cash), an improvement of $71.5 million from the $89.9 million (total debt of $206.5 million less $116.6 million of cash) at June 27, 2010. Cash provided by operating activities for fiscal 2011 was $163.7 million, or $80.0 million lower compared to $243.7 million in fiscal 2010. The decrease in cash provided by operating activities was primarily due to working capital requirements to replenish inventory from lower levels at the end of fiscal 2010 and due to timing of payments associated with accounts receivable, accounts payable and accrued liabilities.

Share Repurchase Program:

The Board of Directors of the company has authorized up to $50 million in funds for a common share repurchase program with an expiration of June 30, 2013. Share repurchases, among other things, allow the company to offset any potentially dilutive impacts of stock-based compensation. The company will repurchase shares of common stock, using available cash, on the open market or in private transactions from time to time, depending on market conditions and certain governing loan covenants.

Outlook:

For fiscal 2012, the company projects that consolidated net income will be in the range of $53 million to $63 million or $1.05 to $1.25 per diluted share prior to the impact of any potential share repurchases. Consolidated net sales are projected to be higher by approximately 2% to 4% depending on the level of recovery of consumer spending within the outdoor power equipment category. Engines Segment sales are forecasted to be comparable to fiscal 2011 on lower volume and improved pricing while the Power Products Segment sales are forecasted higher primarily due to higher volumes of lawn and garden equipment and pressure washers. Demand for portable generators and the related engines due to landed hurricane activity have not been included in our fiscal 2012 sales forecast. Operating income margins are projected to be in the range of 4.3% to 4.8%, and interest expense and other income are forecasted to be in the range of $18 million to $19 million and $5 million to $6 million, respectively. The operating earnings forecast includes additional investments of approximately $12 million for continued international growth. The effective tax rate for the full year is projected to be in a range of 32% to 34%. Capital expenditures for the year are projected to be approximately $60 million to $65 million.

Conference Call Information:

The company will host a conference call today at 10:00 AM (ET) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 227-1607. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 872653.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiary Briggs & Stratton Power Products Group, LLC is North America’s number one manufacturer of portable generators and pressure washers, and is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, Ferris®, Murray® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended June

(In Thousands, except per share data)

(Unaudited)

	Fourth Quarter		Twelve Months
	2011	2010	2011	2010
NET SALES	$605,225	$615,641	$2,109,998	$2,027,872
COST OF GOODS SOLD	496,772	499,228	1,711,682	1,647,937

Gross Profit	108,453	116,413	398,316	379,935

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	84,638	87,722	300,650	280,248
GOODWILL IMPAIRMENT	49,450	—	49,450	—
LITIGATION SETTLEMENT	—	—	—	30,600

Income (Loss) from Operations	(25,635)	28,691	48,216	69,087

INTEREST EXPENSE	(4,640)	(5,490)	(23,318)	(26,469)
OTHER INCOME, Net	1,876	2,168	7,156	6,455

Income (Loss) before Provision for Income Taxes	(28,399)	25,369	32,054	49,073

PROVISION (CREDIT) FOR INCOME TAXES	(10,599)	7,166	7,699	12,458

Net Income (Loss)	$(17,800)	$18,203	$24,355	$36,615

Average Shares Outstanding	49,810	49,658	49,677	49,668

BASIC EARNINGS (LOSS) PER SHARE	$(0.36)	$0.37	$0.49	$0.73

Diluted Average Shares Outstanding	49,810	50,220	50,409	50,064

DILUTED EARNINGS (LOSS) PER SHARE	$(0.36)	$0.36	$0.48	$0.73

Segment Information

(In Thousands)

(Unaudited)

	Fourth Quarter		Twelve Months
	2011	2010 [1]	2011	2010 [1]
NET SALES:
Engines	$392,282	$411,474	$1,399,532	$1,360,475
Power Products	257,514	257,483	878,998	843,609
Inter-Segment Eliminations	(44,571)	(53,316)	(168,532)	(176,212)

Total *	$605,225	$615,641	$2,109,998	$2,027,872

* International sales based on product shipment destination included in net sales	$144,317	$111,373	$688,004	$556,164

GROSS PROFIT:
Engines	$84,017	$87,885	$319,584	$300,246
Power Products	22,187	28,791	77,406	86,416
Inter-Segment Eliminations	2,249	(263)	1,326	(6,727)

Total	$108,453	$116,413	$398,316	$379,935

INCOME (LOSS) FROM OPERATIONS:
Engines	$28,090	$28,046	$120,402	$83,521
Power Products	(55,974)	908	(73,512)	(7,707)
Inter-Segment Eliminations	2,249	(263)	1,326	(6,727)

Total	$(25,635)	$28,691	$48,216	$69,087

[1]

Prior year amounts have been reclassified to conform to current year presentation. These adjustments relate to the sale of certain products through our foreign subsidiaries that had been reported within the Engines Segment, but are now reported in the Power Products Segment. These adjustments align our segment reporting with current management responsibilities.

Non-GAAP Financial Measures

Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measure. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Management believes that the non-GAAP financial measures in this release aid investors in understanding the magnitude of the improvement in earnings between years due to recurring operations. The following tables are reconciliations of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Adjusted Net Income & Diluted Earnings Per Share for the Fiscal Periods Ended June

(Dollars in Thousands, except per share data)

(Unaudited)

	Fourth Quarter		Twelve Months
	2011	2010	2011	2010
Net Income (Loss)	$(17,800)	$18,203	$24,355	$36,615
Tax effected charges to reported net income:
Goodwill Impairment Charge[1]	34,323	—	34,323	—
Organization Changes Charge[2]	—	—	2,158	—
Debt Redemption Costs[3]	—	—	2,396	—
Litigation Settlement[4]	—	—	—	18,666

Adjusted Net Income	$16,523	$18,203	$63,232	$55,281

Diluted Earnings (Loss) Per Share	$(0.36)	$0.36	$0.48	$0.73
Tax effected charges to reported diluted earnings per share:
Goodwill Impairment Charge[1]	0.68	—	0.68	—
Organization Changes Charge[2]	—	—	0.04	—
Debt Redemption Costs[3]	—	—	0.05	—
Litigation Settlement[4]	—	—	—	0.37

Adjusted Diluted Earnings Per Share	$0.32	$0.36	$1.25	$1.10

[1]	Represents a $49,450 charge, of which $10,575 related to non-deductible goodwill for tax purposes. The remaining impairment generated a $15,127 tax benefit.
[2]	Represents a $3,538 charge tax affected at a blended marginal tax rate of 39%.
[3]	Represents costs of $3,928 tax affected at a blended marginal tax rate of 39%.
[4]	Represents a $30,600 charge tax affected at a blended marginal tax rate of 39%.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Adjusted Segment Information for the Fiscal Periods Ended June

(Dollars in Thousands, except per share data)

(Unaudited)

	Fourth Quarter		Twelve Months
	2011	2010	2011	2010
INCOME (LOSS) FROM OPERATIONS:
Engines
Income from Operations	$28,090	$28,046	$120,402	$83,521
Organization Changes Charge	—	—	559	—
Litigation Settlement	—	—	—	30,600

Adjusted Engines Income from Operations	$28,090	$28,046	$120,961	$114,121

Power Products
Income (Loss) from Operations	$(55,974)	$908	$(73,512)	$(7,707)
Goodwill Impairment Charge	49,450	—	49,450	—
Organization Changes Charge	—	—	2,978	—

Adjusted Power Products Income (Loss) from Operations	$(6,524)	$908	$(21,084)	$(7,707)

Inter-Segment Eliminations	2,249	(263)	1,326	(6,727)

Adjusted Income from Operations	$23,815	$28,691	$101,203	$99,687

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal June

(In Thousands)

(Unaudited)

	2011	2010
CURRENT ASSETS:
Cash and Cash Equivalents	$209,639	$116,554
Accounts Receivable, Net	249,358	286,426
Inventories	427,091	400,346
Deferred Income Tax Asset	42,163	41,138
Assets Held For Sale	4,000	4,000
Other	36,413	57,179

Total Current Assets	968,664	905,643

OTHER ASSETS:
Goodwill	202,940	252,975
Investments	21,017	19,706
Deferred Loan Costs, Net	4,919	525
Other Intangible Assets, Net	89,275	90,345
Deferred Income Tax Asset	31,001	72,492
Other Long-Term Assets, Net	9,102	10,608

Total Other Assets	358,254	446,651

PLANT AND EQUIPMENT:
At Cost	1,026,967	979,898
Less - Accumulated Depreciation	687,667	642,135

Plant and Equipment, Net	339,300	337,763

	$1,666,218	$1,690,057

CURRENT LIABILITIES:
Accounts Payable	$183,733	$171,495
Short-Term Debt	3,000	206,460
Accrued Liabilities	157,650	185,556

Total Current Liabilities	344,383	563,511

OTHER LIABILITIES:
Accrued Pension Cost	191,417	274,737
Accrued Employee Benefits	24,100	23,006
Accrued Postretirement Health Care Obligation	116,092	135,978
Other Long-Term Liabilities	27,283	42,248
Long-Term Debt	225,000	—

Total Other Liabilities	583,892	475,969

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	79,933	80,932
Retained Earnings	1,092,864	1,090,843
Accumulated Other Comprehensive Loss	(243,498)	(318,709)
Treasury Stock, at Cost	(191,356)	(202,489)

Total Shareholders’ Investment	737,943	650,577

	$1,666,218	$1,690,057

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Twelve Months Ended Fiscal June
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$24,355	$36,615
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	61,828	66,232
Stock Compensation Expense	9,595	6,975
Goodwill Impairment	49,450	—
Loss on Disposition of Plant and Equipment	1,651	2,125
Provision for Deferred Income Taxes	6,117	3,452
Change in Operating Assets and Liabilities:
(Increase) Decrease in Accounts Receivable	34,184	(24,430)
(Increase) Decrease in Inventories	(21,114)	76,389
Decrease in Other Current Assets	1,834	1,032
Increase (Decrease) in Accounts Payable and Accrued Liabilities	(3,154)	63,139
Other, Net	(1,054)	12,212

Net Cash Provided by Operating Activities	163,692	243,741

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(59,919)	(44,443)
Proceeds Received on Disposition of Plant and Equipment	148	276
Other, Net	—	(144)

Net Cash Used by Investing Activities	(59,771)	(44,311)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Repayments on Revolver	—	(34,000)
Proceeds from Long-Term Debt Financing	225,000	—
Repayments on Long-Term Debt	(203,698)	(44,236)
Debt Issuance Costs	(4,994)	—
Dividends	(22,334)	(22,125)
Stock Option Exercise Proceeds and Tax Benefits	1,532	864

Net Cash Used by Financing Activities	(4,494)	(99,497)

EFFECT OF EXCHANGE RATE CHANGES	(6,342)	629

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	93,085	100,562
CASH AND CASH EQUIVALENTS, Beginning	116,554	15,992

CASH AND CASH EQUIVALENTS, Ending	$209,639	$116,554